UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 8, 2017
_________________________

ILLINOIS TOOL WORKS INC.
(Exact name of registrant as specified in its charter)

Delaware	1-4797	36-1258310
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

155 Harlem Avenue, Glenview, IL		60025
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 847-724-7500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

(a) Amended Forms of Grant under 2015 Long-Term Incentive Plan

Amended forms of grant for stock options, restricted stock units, or RSUs, performance share units, or PSUs, and the Performance Cash grants, or P Cash, to be issued pursuant to the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan are included as exhibits to this report.

(b) Updated Description of Capital Stock

The Company is updating the description of its capital stock that was contained in the Form 8-K filed with the Securities and Exchange Commission on July 22, 2015. To the extent the following description is inconsistent with prior filings, it modifies and supersedes those filings:

Description of Capital Stock

The following description of the Company’s capital stock is intended as a summary only. This description is based upon, and is qualified by reference to, the Company’s Amended and Restated Certificate of Incorporation and By-laws and the applicable provisions of Delaware corporation law.

General

As of January 31, 2017, the authorized capital stock of Illinois Tool Works Inc. (“ITW”) consists of 700,000,000 shares of common stock, par value $0.01 per share, and 300,000 shares of preferred stock, no par value. As of January 31, 2017, there were 346,550,685 shares of common stock issued and outstanding. No preferred stock is issued and outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held of record, in person or by proxy, at all meetings of the stockholders and on all propositions presented to such meetings (other than the election of any directors who may be elected by vote of the preferred stock voting as a class). The common stock does not entitle holders to cumulative voting rights in the election of directors. Holders of common stock do not have preemptive rights.

All outstanding shares of common stock are fully paid and nonassessable. Dividends may be paid on the common stock when and if declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution, or winding up of the affairs of ITW, its assets remaining, after provision for payment of creditors and holders of any preferred stock, are distributable pro rata among holders of its common stock.

The common stock is listed and traded on the NYSE under the symbol “ITW.” The transfer agent and registrar of the common stock is Broadridge Corporate Issuer Solutions, Inc., Philadelphia, PA.

Preferred Stock

ITW’s preferred stock is issuable in series. The preferred stock is senior to the common stock, both as to payment of dividends and distribution of assets. The designation, preferences and rights of each series may be established by the Board of Directors, including voting rights, dividends, redemption features, payments on liquidation and sinking fund provisions, if any. The preferred stock may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or to finance acquisitions. The preferred stock also could be issued to persons friendly to current management with terms that could render more difficult or discourage attempts to gain control of ITW by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of current management. The preferred stock also could be used to dilute the stock ownership of persons seeking to obtain control of ITW.

Special Charter and By-law Provisions

ITW’s Amended and Restated Certificate of Incorporation and By-laws, as amended and restated, contain provisions that could render more difficult a merger, tender offer, proxy contest or attempt to gain control of the Board of Directors. The Amended and Restated Certificate of Incorporation prohibits stockholder action by written consent. The Amended and Restated Certificate of Incorporation and By-laws permit only the Board of Directors to fill vacancies on the Board of Directors, whether created by an increase in the number of directors or otherwise, and permit special meetings of stockholders to be called by the chairman, the president or a majority of the Board of Directors, or, subject to procedural requirements set forth in the By‑laws, by stockholders that own at least 20% of the

Company’s outstanding common stock. The By-laws provide advance notice procedures for stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at any meeting of stockholders. Under the By-laws, up to 20 stockholders owning at least 3% of the Company’s outstanding common stock for at least 3 years may include nominations in the Company’s proxy materials for up to the greater of 25% of the Board of Directors or 2 directors, provided the stockholder(s) and nominee(s) satisfy the requirements specified in the By-laws. The By-laws also specify certain requirements regarding the form and content of a stockholder’s notice.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits

	Exhibit Number	Exhibit Description
	99.1	Terms of Stock Option Grant pursuant to the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan

	99.2	Terms of Restricted Stock Unit Grant pursuant to the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan

	99.3	Terms of Performance Share Unit Grant pursuant to the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan

	99.4	Terms of Performance Cash Grant pursuant to the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ILLINOIS TOOL WORKS INC.

Dated: February 8, 2017	By: /s/ Randall J. Scheuneman
Randall J. Scheuneman
Vice President & Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Terms of Stock Option Grant pursuant to the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan

99.2	Terms of Restricted Stock Unit Grant pursuant to the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan

99.3	Terms of Performance Share Unit Grant pursuant to the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan

99.4	Terms of Long-Term Incentive Cash Grant pursuant to the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan